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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934





                                  July 24, 2000
                        --------------------------------
                Date of Report (Date of earliest event reported)



                         Oil-Dri Corporation of America
         --------------------------------------------------------------
             (Exact name of registrant as specified in its charter)





     Delaware                       0-8675                   36-204 8898
------------------                  ------                   -----------
(State or other jurisdiction        (Commission              IRS Employer
of incorporation)                   File Number)             Identification No.)




               410 North Michigan Avenue, Chicago, Illinois 60611
               --------------------------------------------------
               (Address of principal executive offices) (Zip Code)



                                  312-321-1515
                                  ------------
                          Registrant's telephone number



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ITEM 5.  OTHER EVENTS

At the request of the President, the Company's outside auditors and outside counsel reviewed certain accounting issues for report to the Company's Audit Committee. These issues had first come to the attention of Oil-Dri's President and Chairman in late May, 2000, and had been generally reported by the President to the Board at its June 9, 2000, meeting, where the Board had confirmed his proposal to conduct a review.

The review found that sometime during October or November of 1999 a large customer (the "Customer"), that had previously bought cat litter products directly from the Company, began to buy through two wholesalers who were buying, for distribution, the same cat litter products from the Company at higher net prices. As a result, the Marketing Department could not readily check the amount of product being purchased by the Customer and the two wholesalers. In March, 2000 chargebacks were received from the Customer for the trade allowances due the Customer. The Company's Marketing Department personnel did not regard the Customer's chargebacks as accurate and began a process of checking them through the broker that had handled the sale. In the interim, no report was made to the Company's Accounting Department, so that no reduction of revenues was recorded. It was not until after mid-June that the chargeback was finally confirmed to the satisfaction of the Marketing Department.

In late December, 1999, and early January, 2000, the same Customer ran two "Buy One, Get One Free" ("BOGO") promotions. The fact that these sales were BOGO's was not reported by the Marketing Department to the Accounting Department so that it could make the expense charges that would reflect the "one free". The person in the Marketing Department who usually sees that this type of promotion is reported to the Accounting Department first learned of these BOGO's in March of 2000, when the Customer asked why bills that it had sent aggregating $433,000 for the "one free" had not been paid. She reviewed the Customer's own sales reports and, on that basis, believed that approximately $100,000 was involved. It was not until June 5, 2000 that the Marketing Department received satisfactory confirmation of the Customer's claim. In the interim, no report was made to the Company's Accounting Department so the expense charges were not recorded.

On May 19, 2000 the Company's President learned that outstanding expense charges for these BOGO's had not been entered. He immediately inquired of the person in the Marketing Department dealing with the issue, who advised that she believed that the most reliable figure was $103,000. The President reviewed the matter with the Chief Financial Officer and those involved and, on the basis of that review concluded that the amount of the charge should not be sufficiently material to require revision of the results for the 3rd quarter of fiscal 2000. The President advised the Chairman of this conclusion, advised the Board of the problem at its June 9, 2000 meeting and told the Board that he would request a review by the Company's outside counsel and outside auditors and a report to the Audit Committee.

The accountants also reviewed the Company's accruals for marketing expenses and concluded that they should be revised to reflect increased expenses of $350,000 for each of the first three fiscal quarters, a total of $1,050,000 for the nine-month period.




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In the course of the review the accountants also re-examined information relating to Oil-Dri's accruals, both for trade spending and other accounts, at fiscal year-end 1999 and concluded that no restatement of fiscal 1999 was required. They also made a number of suggestions for improvements in controls in the area of the problems examined and both counsel and the accountants suggested a thorough review of the Company's internal controls.

The review by counsel and the accountants also concluded that in their opinion there was no intentional misstatement of financial information, but rather a breakdown of required communication between the Marketing Department and the Accounting Department.

The results of this review were reported to the Company's Audit Committee on July 21, 2000.

On July 24, 2000, the release attached as Exhibit 99 and incorporated herein by reference was issued.



ITEM 7.  FINANCIAL STATEMENTS AN EXHIBITS

Exhibit                         Description
Number                          -----------
------

99.                             Press Release, July 24, 2000



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                                   SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                         OIL-DRI CORPORATION OF AMERICA



                         By  /s/ Daniel S. Jaffee
                         ----------------------------------------------------
                                 Name:  Daniel S. Jaffee
                                 Title: President and Chief Executive Officer



Date:  July 24, 2000




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                                  EXHIBIT INDEX



Exhibit
Number                              Description
------                              -----------

99                                  Press Release, July 24, 2000





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